As filed with the Securities and Exchange Commission on June 10, 2013

Registration No.

333-130364

333-132213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 3 to Form S–8 Registration Statement No. 333-130364

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-132213

UNDER

THE SECURITIES ACT OF 1933

Virgin Media Inc.

(Exact name of registrant as specified in its charter)

Delaware	59-3778247
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

65 Bleecker Street 6th Floor New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Amended and Restated NTL 2004 Stock Incentive Plan

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), pertaining to shares of common stock, par value $0.01 per share of the entity known as Virgin Media Inc. prior to the Merger (as defined below) (the “Registrant” and such shares, the “Shares”) are filed by Virgin Media Inc., a Delaware corporation formerly known as Viper US MergerCo1 Corp. (the “Registrant’s Successor Issuer”) and removes from registration all Shares registered under the following Registration Statements on Form S-8 filed by NTL Incorporated, formerly known as Telewest Global, Inc., a predecessor of the Registrant (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

Registration Statement on Form S-8 (No. 333-132213), filed on March 3, 2006, pertaining to the registration of 16,032,429 Shares offered under the Amended and Restated NTL 2004 Stock Incentive Plan, (the “Plan”) and Post-Effective Amendment No. 2 to Form S-4 Registration Statement on Form S-8 (No. 333-130364), filed on March 3, 2006, pertaining to the registration of 4,098,121 Shares offered under the Plan. The Registrant previously sponsored and maintained the Plan, under which the Registrant has granted equity compensation to employees and directors of the Registrant and its affiliates.

On February 5, 2013, the Registrant entered into an Agreement and Plan of Merger, as amended March 6, 2013 (the “Merger Agreement”) with Liberty Global, Inc., Lynx Europe Limited, Lynx US MergerCo 1 LLC, Lynx US MergerCo 2 LLC, Viper US MergerCo 1 LLC, and Viper US MergerCo 2 LLC, pursuant to which on the closing date of the merger (“Closing Date”), the Registrant was merged out of existence. The Registrant’s Successor Issuer is a wholly-owned indirect subsidiary of Liberty Global plc (the “Merger”). The Merger became effective on June 7, 2013 pursuant to the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, all offerings of the Registrant’s Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, as amended, have terminated. In accordance with an undertaking made by the Registrant in the Registration Statements, as amended, to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Registrant’s Successor Issuer hereby removes from registration all Shares registered under the Registration Statements, as amended, that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements, as amended.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s Successor Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, hereunto duly authorized, in Englewood, Colorado on the 10th day of June 2013.

VIRGIN MEDIA INC.

By:	/s/ Michelle L. Keist
Michelle L. Keist
Vice President

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.